Exhibit 21.1

CLS HOLDINGS USA, INC.

Subsidiaries

CLS Labs, Inc., a Florida corporation

CLS Labs Colorado, Inc., a Florida corporation

Cannabis Life Sciences Consulting, LLC, a Florida limited liability company